EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 28, 2019		304-525-1600

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
COMPLETION OF THE FIRST NATIONAL BANK OF JACKSON ACQUISITION

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI) a $1.7 billion community financial holding company with two bank subsidiaries announced that its acquisition of The First National Bank of Jackson (“Jackson Bank”), a $104 million bank (as of June 30, 2019) headquartered in Jackson, Kentucky, was completed effective with the close of business on October 25, 2019.  Under terms of an agreement of merger dated July 8, 2019, Citizens Deposit Bank and Trust (“Citizens Deposit”), Premier’s wholly owned subsidiary headquartered in Vanceburg, Kentucky, acquired Jackson Bank in a cash purchase valued at approximately $14.8 million.  In conjunction with the acquisition by Citizens Deposit, Jackson Bank was merged into Citizens Deposit.  The resulting merger will expand Citizens Deposit’s full service footprint into the Jackson, Kentucky market place.

Premier President and CEO Robert W. Walker commented, “We are pleased to announce the completion of the acquisition as we continue to expand our footprint in the Kentucky market.  As a cash purchase, the earnings from the two Jackson Bank locations should become immediately accretive to Premier’s earnings.  We look forward to including the customers of Jackson Bank in the family of Premier Financial Bancorp’s community banking franchise.”

Jackson Bank President and CEO P. J. Sheffel stated, “We are excited by the opportunity to merge with Citizens Deposit and Premier.  We believe Premier is a vibrant and growing community bank franchise.  Their management team has a history of operating banks that are strong, healthy performers within their local communities with an inviting, friendly community bank atmosphere.  Through Citizens Deposit’s network of branch locations all along the Ohio River from Florence and Fort Wright, Kentucky in the Cincinnati Metro Area to Proctorville, Ohio and Huntington, West Virginia, we believe our customers will not only enjoy the expansion in locations in which to bank but also enjoy Citizens Deposit’s ever-increasing modern financial products and services.  Due to First National Bank of Jackson having a 110-year history of serving Jackson, Breathitt County, and surrounding areas, it was vitally important to us to choose a merger partner that would ensure the community service our area has become accustomed to and expect to continue for years to come. We sincerely believe we have found that with Citizens Deposit and Premier.

Citizens Deposit President and CEO Michael R. Mineer added, “We are pleased that Jackson Bank chose to merge with Citizens Deposit.  As a community bank we understand the need to take care of the communities in which we serve through our financial services and community style service. We will continue to provide great customer service based on sound banking practices along with new technologies that will allow even greater connectivity to our bank such as internet and mobile banking, electronic bank statements, and checking accounts with fraud prevention features such as ‘Debit Card Secure Lock,’ as well as credit monitoring services and alerts that help customers manage their personal financial information and help detect identity fraud. We are delighted to be able to expand our footprint and provide more services and locations for our new customers.”

Premier President and CEO Robert W. Walker continued, “Premier recently announced its third quarter 2019 financial results.  Premier realized net income of $6,267,000 (43 cents per diluted share) during the quarter ended September 30, 2019, a 24.8% increase from the $5,021,000 of net income reported for the third quarter of 2018.  The increase in net income during the third quarter of 2019 is largely due to increases in loan interest income and investment interest income which more than offset increases in interest expense and non-interest expense.  On a diluted per share basis, Premier earned $0.43 during the third quarter of 2019 compared to $0.37 per share earned during the third quarter of 2018.  For the first nine months of 2019 Premier realized net income of $18,302,000 ($1.24 per diluted share), a 26.0% increase over the $14,529,000 ($1.08 per diluted share) earned during the first nine months of 2018.”

Certain Statements contained in this news release, including without limitation, statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.